                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               MERCK & CO., INC.
             (Exact name of Registrant as specified in its charter)

                        NEW JERSEY                                                   22-1109110
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                                  P.O. BOX 100
                                ONE MERCK DRIVE
                   WHITEHOUSE STATION, NEW JERSEY 08889-0100
                                 (908) 423-1000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                                CELIA A. COLBERT
             VICE PRESIDENT, SECRETARY & ASSISTANT GENERAL COUNSEL
                               MERCK & CO., INC.
                                  P.O. BOX 100
                                ONE MERCK DRIVE
                   WHITEHOUSE STATION, NEW JERSEY 08889-0100
                                 (908) 423-1000
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                  KENNETH C. FRAZIER, ESQ.                                       ANN B. FISHER, ESQ.
                     MERCK & CO., INC.                                           SULLIVAN & CROMWELL
                        P.O. BOX 100                                               125 BROAD STREET
                      ONE MERCK DRIVE                                       NEW YORK, NEW YORK 10004-2498
         WHITEHOUSE STATION, NEW JERSEY 08889-0100                                  (212) 558-4000
                       (908) 423-1000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM         PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF           AMOUNT TO BE            OFFERING PRICE             AGGREGATE                AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED(1)             PER UNIT(2)          OFFERING PRICE(2)(3)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities..............      $1,500,000,000                100%                $1,500,000,000              $375,000
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Or, if any debt securities (a) are denominated or payable in a foreign or composite currency or currencies, such principal amount as shall result in an aggregate initial offering price equivalent to $1,500,000,000 at the time of the initial offering, (b) are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $1,500,000,000, or (c) are issued with their principal amount payable at maturity to be determined with reference to a currency exchange rate or other index, such principal amount as shall result in an aggregate initial offering price of $1,500,000,000.

(2) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.

(3) Excluding accrued interest and accrued amortization of discount, if any, to the date of delivery.

    Pursuant to provisions of Rule 429 under the Securities Act of 1933, the prospectus contained in this Registration Statement also relates to debt securities having an aggregate principal amount of $978,330,000, or the equivalent of that amount in other currencies or currency units, registered under the Registrant's Registration Statement No. 333-77569 and not previously sold in the United States. This Registration Statement does not include any previously registered debt securities offered prior to the effective date of this Registration Statement.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $2,478,330,000

[MERCK LOGO]

                               MERCK & CO., INC.
                                DEBT SECURITIES
                             ---------------------

     Merck & Co., Inc. may from time to time issue up to a total of $2,478,330,000 of debt securities. The accompanying prospectus supplement will specify the terms of the securities.

     Merck & Co., Inc. may sell these securities to or through underwriters, and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                       Prospectus dated          , 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total amount of $2,478,330,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 13.

                                     MERCK

     We are a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products and provides pharmaceutical benefit services. We have two reportable business segments: Merck Pharmaceutical and Merck-Medco. Merck Pharmaceutical products consist of therapeutic agents, sold by prescription, for the treatment of human disorders. Merck-Medco revenues are derived from the filling and management of prescriptions and health management programs.

     Our human health products include therapeutic agents, sold by prescription, for the treatment of human disorders, as well as preventive agents. Among these are atherosclerosis products, hypertension/heart failure products, anti-inflammatory/analgesics, osteoporosis products, vaccines/biologicals, a respiratory product, anti-ulcerants, antibiotics, ophthalmologicals, and HIV products.

     We conduct a portion of our human health products business through joint ventures with other companies, including joint ventures with Johnson & Johnson and Aventis Pasteur S.A. We are also a limited partner in a partnership with AstraZeneca PLC.

     Through a joint venture with Aventis S.A., we also conduct an animal health and poultry genetics business.

     Our Merck-Medco segment includes our sales of non-Merck products and our pharmaceutical benefits services, principally managed prescription drug programs and programs to help manage patient health and drug utilization.

     We were incorporated in the State of New Jersey in 1927 and maintain our principal offices at Whitehouse Station, New Jersey. Our address is P.O. Box 100, One Merck Drive, Whitehouse Station, New Jersey 08889-0100 and our telephone number is (908) 423-1000. The terms "Merck", "we", "us" or "our" generally refer to Merck & Co., Inc. and its consolidated subsidiaries, except that only Merck & Co., Inc. legally will be the issuer of the debt securities offered under this prospectus.

                             RATIOS OF EARNINGS TO
                                 FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2001 and each of the fiscal years ended December 31, 1996 through 2000 are as follows:

                       YEARS ENDED DECEMBER 31,
SIX MONTHS ENDED   --------------------------------
 JUNE 30, 2001     2000   1999   1998   1997   1996
----------------   ----   ----   ----   ----   ----
       14           14     18     26     29     23

     For purposes of computing these ratios, earnings consist of income before income taxes, cumulative effect of accounting changes, one-third of rents, which is the amount we consider to be representative of the interest factor inherent in rents, interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. Fixed charges consist of one-third of rents, interest expense as reported in our consolidated financial statements and dividends on preferred stock of subsidiary companies.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the reduction of short-term debt. We may temporarily invest funds that we do not immediately need for these purposes in short-term marketable securities.

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

     As required by Federal law for all bonds and notes that are publicly offered, a document called the indenture governs the debt securities. The indenture is a contract, dated as of April 1, 1991, which we amended once and may amend further in the future, between us and U.S. Bank Trust National Association, which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described on page 11 under "-- Remedies if an Event of Default Occurs". Second, the trustee performs administrative duties for us, such as sending you interest payments, registering transfers of your debt securities to a new buyer if you sell and sending you notices.

     The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and the debt securities. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" on page 13 for information on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all the material terms of the debt securities that are common to all series unless otherwise indicated in the prospectus supplement relating to a particular series.

     Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, we incorporate by reference those sections or defined terms here or in the prospectus supplement.

     We may issue the debt securities as original issue discount securities, which we would offer and sell at a substantial discount below their stated principal amount. (section 101) A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. We may also issue the debt securities as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

     In addition, we will describe the material specific financial, legal and other terms particular to debt securities of each series in the prospectus supplement relating to the debt securities of that series. The prospectus supplement relating to debt securities of the series will describe the following terms of the debt securities:

     - the title of the debt securities of the series;

     - any limit on the total principal amount of the debt securities of the series;

     - the date or dates on which the debt securities of the series will mature;

     - any rate or rates, which may be fixed or variable, per annum at which the debt securities of the series will bear interest, if any, and the date or dates from which any interest will accrue;

     - the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive each interest payment;

     - the place or places where the principal and any premium and interest will be payable;

     - any period or periods within which and the price or prices at which we will have the option to redeem the debt securities of the series, and the other detailed terms and provisions of any optional redemption right;

     - any obligation we will have to redeem the debt securities of the series under a sinking fund or analogous provision or to redeem your debt securities at your option and the period or periods during which, the price or prices at which and the other specific terms under which we would be obligated to redeem the debt securities of the series under any obligation of this kind;

     - if other than integral multiples of $1,000, the denominations in which we will issue the debt securities of the series;

     - if other than United States dollars, the currency of payment of the principal and any premium and interest on the debt securities of the series;

     - any index or other special method we will use to determine the amount of principal or any premium or interest we will pay on the debt securities of the series;

     - if we or you have a right to choose the currency or currency units in which payments on any of the debt securities of the series will be made, the currencies or currency units that we or you may elect, when we or you may make the election and the other specific terms of the right to make an election of this kind;

     - if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon the declaration of acceleration of the maturity of the debt securities of the series;

     - the applicability of the provisions described on page 10 under "-- Defeasance";

     - if we will issue the debt securities of the series only in the form of global securities as described below under "-- Global Securities", the name of the depository for the debt securities of the series and the circumstances under which the trustee may terminate the global securities and register separate debt securities in the names of persons other than the depository or its nominee if other than those circumstances described on page 5 under "-- Special Situations When a Global Security will be Terminated"; and

     - any other special terms of the debt securities of the series that are not inconsistent with the provisions of the indenture.

     We will attach the prospectus supplement relating to the debt securities of the series to the front of this prospectus.

     We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that we issue any other debt securities under the indenture. Thus, we may issue any other debt securities under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

     We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of debt securities. Holding in that way is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle voting if ever required;

     - whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

     - how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, i.e., those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because we issued the debt securities in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

GLOBAL SECURITIES

     What is a Global Security? A global security is a special type of indirectly held security, as described above under "-- Street Name and Other Indirect Holders". If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depository.

     Any person wishing to own a debt security included in a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depository. The prospectus supplement indicates whether we will issue your debt securities only in the form of global securities.

     Special Investor Considerations for Global Securities. The account rules of your financial institution and the rules of the depository, as well as general laws relating to securities transfers, will govern your rights as an indirect holder of a global security. We will not recognize you as a registered holder of debt securities and instead will deal only with the depository that holds the global security.

     You should be aware that if debt securities are issued only in the form of global securities:

     - You cannot have debt securities registered in your own name.

     - You cannot receive physical certificates for your interest in the debt securities.

     - You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See "-- Street Name and Other Indirect Holders" on page 3.

     - You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities as direct holders.

     - The depository's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depository's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depository in any way.

     - The depository will require that you purchase or sell interests in a global security within its system using same-day funds for settlement.

     Special Situations When a Global Security will be Terminated. In a few special situations described later, the trustee will terminate the global security and will exchange interests in it for separate certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in the debt securities transferred to your own name, so that you will be a direct holder. We previously described the rights of street name investors and direct holders in the debt securities in the subsections entitled, "-- Street Name and Other Indirect Holders" on page 3 and "-- Direct Holders" on page 4.

     The special situations for termination of a global security are:

     - When the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository,

     - When we notify the trustee that we wish to terminate the global security, or

     - When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed on pages 11 and 12 under "-- Events of Default".

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular debt securities of the series covered by the prospectus supplement. When a global security terminates, the depository, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (sections 204 and 305)

     In the remainder of this description "you" means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection on page 3 entitled "-- Street Name and Other Indirect Holders".

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

     - ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

     - Your rights under several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.

     - RESTRICTIVE COVENANTS contained in the indenture which specify particular business actions that we promise not to take. Particular securities of a series may have additional restrictive covenants.

     - Your rights if we DEFAULT or experience other financial difficulties.

     - OUR RELATIONSHIP WITH THE TRUSTEE.

                              ADDITIONAL MECHANICS

FORM, EXCHANGE AND REGISTRATION OF TRANSFER

     We will issue the debt securities:

     - only in fully registered form;

     - without interest coupons; and

     - unless otherwise indicated in the prospectus supplement, in denominations that are integral multiples of $1,000. (section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section
305) This is called an exchange.

     You may exchange or register a transfer of debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and registering transfers of debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers. (section 305)

     You will not be required to pay a service charge to register a transfer of debt securities or to exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The security registrar will make the registration of transfer or exchange only if it is satisfied with your proof of ownership. (section 305)

     If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the registration of transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section
305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you on each date interest is due if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between buyer and seller. This pro-rated interest amount is called accrued interest.

     Unless otherwise stated in the prospectus supplement, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, 16th floor, New York, New York 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

     Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular debt securities of the series. (section 1002)

NOTICES

     We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (sections 101 and 106)

     All paying agents must return to us all money paid by us that remains unclaimed two years after the amount is due to direct holders. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (section 1003)

                               SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

     We may consolidate or merge with another company or firm. We may also sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

     - Where we merge out of existence or sell or lease substantially all our assets, the other firm must be a corporation, partnership or trust organized under the laws of a U.S. state or the District of Columbia or under Federal law and it must agree to be legally responsible for the debt securities.

     - The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default, as described on page 11, that has occurred and not been cured. A default for this purpose would also include the occurrence of any event that would be an event of default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specific period of time. (section 801)

     - It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights, as discussed under "-- Restrictive Covenants" on pages 8 through 10. If a merger or other transaction would create any liens on any of our property we must comply with those restrictive covenants. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenants to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities on the same property that we own.

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the debt securities.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

     - change the payment due date of any installment of the principal or any interest on a debt security stated in the debt security;

     - reduce any amounts due on a debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

     - change the place or currency of payment on a debt security;

     - impair your right to sue for payment;

     - reduce the percentage of debt securities the holders of which must consent to modify or amend the indenture;

     - reduce the percentage of debt securities the holders of which must consent to waive compliance with certain provisions of the indenture or to waive certain defaults; and

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture. (section 902)

     Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by direct holders owning a majority of the principal amount of the debt securities of the particular series affected. (section 902) Most changes fall into this category, such as if we wish to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the securities listed in the first category on page 7 under "-- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (section 513)

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to corrections and clarifications and other changes that would not adversely affect holders of the debt securities. (section 901)

     Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

     - For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

     - For debt securities for which the principal amount is undetermined because, for example, it is based on an index, we will use a special rule for that series of debt security that we will describe in the prospectus supplement.

     - For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding and therefore will not carry voting rights if we have deposited or set aside in trust for you money for their payment or redemption. (section 107) Debt securities will also not be eligible to vote if they have been fully defeased as described on page 10 under "-- Full Defeasance". (section 101)

     We may set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee may set a record date for action by direct holders.

     Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

                             RESTRICTIVE COVENANTS

     In the following description of restrictive covenants, we use several specialized terms without explaining the meaning when we use the terms. We define these terms, which appear in BOLD, ITALICIZED type without quotation marks the first time they appear, in "-- Definitions Relating to our Restrictive Covenants" at the end of this subsection on pages 9 and 10.

     Restrictions on Secured Debt. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Debt which is protected by these preferential rights is called secured debt. In the indenture, we promise that we will not incur any new secured debt that is secured by a lien on any of our PRINCIPAL DOMESTIC MANUFACTURING PROPERTIES, or on any shares of stock or debt of any of our DOMESTIC SUBSIDIARIES, unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

     We do not need to comply with this restriction if the amount of all debt that would be secured by liens on principal domestic manufacturing properties, including the new debt, the debt securities which we would so secure as described in the previous sentence, and all ATTRIBUTABLE DEBT, that results from a sale and leaseback transaction involving principal domestic manufacturing properties, is less than 10% of our CONSOLIDATED NET TANGIBLE ASSETS.

     This restriction on secured debt does not apply to debt secured by certain types of liens, and we can disregard this secured debt when we calculate the limits imposed by this restriction. These types of liens are:

     - liens on the property of any of our domestic subsidiaries, or on their shares of stock or debt, if those liens existed at the time the corporation became our domestic subsidiary;

     - liens in favor of us or our domestic subsidiaries;

     - liens in favor of U.S. governmental bodies that we granted in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

     - liens on property that existed at the time we acquired the property, including property we may acquire through a merger or similar transaction, or that we granted in order to purchase the property, which are sometimes called purchase money mortgages; and

     - debt secured by liens that extend, renew or replace any of these types of liens.

     We and our subsidiaries may have as much unsecured debt as we may choose. (section 1008)

     Restrictions on Sales and Leasebacks. We promise that neither we nor any of our domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless we comply with this restrictive covenant. A sale and leaseback transaction generally is an arrangement between us or a domestic subsidiary and a bank, insurance company or other lender or investor where we or the domestic subsidiary sell a property to a lender or investor more than 120 days after the completion of construction of the property and the beginning of its full operation and we lease the property back from the lender.

     We can comply with this restrictive covenant in either of two ways:

     - First, we will be in compliance if we or our domestic subsidiary could grant a lien on the principal domestic manufacturing property in an amount equal to the attributable debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on secured debt described on page 8.

     - Second, we can comply if we retire an amount of FUNDED DEBT, within 120 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that we lease in the transaction or the fair value of that property, subject to credits for voluntary retirements of debt securities and funded debt we may make, whichever is greater.

     This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between us and one of our domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less. (section 1009)

     Definitions Relating to our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described:

     - "Attributable debt" means the total net amount of rent, discounted at 1% per annum compounded semi-annually, that is required to be paid during the remaining term of any lease.

     - "Consolidated net tangible assets" is the total amount of assets, less reserves and certain other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

     - A "domestic subsidiary" means any of our subsidiaries which transacts substantially all of its business in the United States, has substantially all of its fixed assets located in the United States, or owns or leases principal domestic manufacturing property. However, a subsidiary whose principal business is financing our operations outside of the United States is not a domestic subsidiary. A subsidiary is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

     - "Funded debt" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

     - A "principal domestic manufacturing property" is any building or other structure or facility, and the land on which it sits and its associated fixtures, that we use primarily for manufacturing or processing and that is located in the United States, other than a building, structure or other facility that our board of directors has determined is not of material importance to the total business that we and our subsidiaries conduct or a building or structure which is financed by obligations issued by a U.S. governmental entity, the interest of which is excludable from gross income of the holders under provisions of the tax code.

                                   DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will be applicable to your debt securities of the series only if we choose to have those provisions apply to those securities. If we do so choose, we will state that in the prospectus supplement. (section 1301)

     Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities if we put in place other arrangements for you to be repaid. This is called full defeasance. In order to achieve full defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     - There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (sections 1302 and 1304)

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     - We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

     - Our promises regarding conduct of our business previously described on pages 8 through 10 under "-- Restrictive Covenants", and any other similar covenants applicable to the debt securities of the series and described in the prospectus supplement.

     - The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 7 under "-- Mergers and Similar Events".

     - The events of default relating to breach of covenants and acceleration of the maturity of other debt, described below under "-- What Is an Event of Default?"

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (sections 1303 and 1304)

                          DEFAULT AND RELATED MATTERS

EQUAL RANKING WITH OUR OTHER UNSECURED CREDITORS

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     What Is an Event of Default? The term event of default means any of the following:

     - We do not pay the principal or any premium on a debt security of your series on its due date.

     - We do not pay interest on a debt security of your series within 30 days of its due date.

     - We do not deposit money into a separate custodial account known as sinking fund when such deposit is due, if we agreed to maintain a sinking fund for your debt securities and the other debt securities of the same series.

     - We remain in breach of either of the restrictive covenants described on pages 8 through 10 under "-- Restrictive Covenants" or any other covenant or warranty in the indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

     - We file for bankruptcy or other specific events of bankruptcy, insolvency or reorganization occur.

     - Any other event of default described in the prospectus supplement occurs. (section 501)

     Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the direct holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. The direct holders of at least a majority in principal amount of the debt securities of the affected series may cancel a declaration of acceleration of maturity. (section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the direct holders offer the trustee reasonable protection, called an indemnity, against expenses and liability. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section
512)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - You must give the trustee written notice that an event of default has occurred and remains uncured.

     - The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

     - The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

     - The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

     Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

     We will furnish to the trustee every year a written statement of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (section
1004)

                       OUR RELATIONSHIP WITH THE TRUSTEE

     U.S. Bank Trust National Association is the trustee under the indenture. The trustee performs services for us in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities through agents, underwriters or dealers, or directly to one or more purchasers.

                                     AGENTS

     We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell debt securities on a continuing basis.

                                  UNDERWRITERS

     If we use underwriters for a sale of debt securities, the underwriters will acquire those debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters or agents may have a right to change any initial public offering price and any discounts or concessions that they allow or re-allow or pay to dealers from time to time.

                                  DIRECT SALES

     We may also sell debt securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers, and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

     We do not intend to list the debt securities on a securities exchange. Any underwriters or dealers will not be obligated to make a market in the debt securities. We cannot give you any assurance about how liquid or illiquid the trading market for the debt securities will be.

                          VALIDITY OF DEBT SECURITIES

     Kenneth C. Frazier, our Senior Vice President and General Counsel, will pass upon the validity of the debt securities for us. Sullivan & Cromwell, New York, New York will pass upon the validity of the debt securities for any underwriters or agents. As of October 31, 2001, Mr. Frazier owned, directly and indirectly, 3,359 shares of our common stock and exercisable options to purchase 152,250 additional shares of our common stock. Sullivan & Cromwell has from time to time provided legal services to us.

                                    EXPERTS

     Arthur Andersen LLP, our independent public accountants, audited our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, which appear in our annual report on Form 10-K, for the fiscal year ended December 31, 2000, as indicated in their reports. We incorporate those consolidated financial statements in this prospectus, and we do so in reliance upon the reports of Arthur Andersen LLP and upon the authority of them as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC, including filings after the date of this registration statement and prior to the effectiveness of this registration statement, will automatically update and supersede this information. Information furnished under Item 9 of our current reports on Form 8-K is not incorporated by reference in this prospectus and registration statement. We furnished information under Item 9 of our current reports on Form 8-K filed January 23, 2001, February 15, 2001, April 20, 2001, June 22, 2001, July 20, 2001, August 9, 2001, October 18, 2001 and October 24,
2001. We incorporate by reference:

     - our annual report on Form 10-K for the year ended December 31, 2000, file number 1-3305;

     - our amended annual report on Form 10-K/A for the year ended December 31, 2000, file number 1-3305;

     - our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, file number 1-3305; and

     - our current reports on Form 8-K filed May 11, 2001 and July 19, 2001.

     - any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Corporate Secretary
                               Merck & Co., Inc.
                                One Merck Drive
                       Whitehouse Station, NJ 08889-0100
                                 (908) 423-1000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee........................................   $375,000
Accountants' fees and expenses..............................     20,000
Attorneys' fees and expenses................................    100,000
Printing and engraving expenses.............................     10,000
Fees and expenses of trustee................................     35,000
Rating agencies' fees.......................................    230,000
Miscellaneous...............................................     10,000
                                                               --------
          Total.............................................   $780,000
                                                               ========

     All fees and expenses in this table other than the SEC registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors and officers of the Company shall not be personally liable to the Company or its stockholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Company or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

     The By-Laws of the Company provide that a former, present or future director, officer or employee of the Company or the legal representative of any such director, officer or employee shall be indemnified by the Company:

          (a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has been successful in the defense on the merits or otherwise of any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, brought by reason of such person's being or having been such director, officer or employee,

          (b) with respect to the defense of any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Company) and counsel fees if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and in connection with any criminal proceedings such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a Committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred by the Board of Directors; provided, however, in connection with any proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable to the Company except as and to the extent determined by such court.

     The Company enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the Company agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the Business Corporation Act of the State of New Jersey, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the Company agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the Company, or are or were serving, shall serve, or shall have served, at the request of the Company, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

     A Resolution adopted by the Company's Board of Directors provides, that to the extent permitted by applicable law and not prohibited by the Company's Certificate of Incorporation or By-laws, the Company shall (i) indemnify and save harmless each and every past and present director and officer of the Company against any and all losses, claims, damages or liabilities to which such officer or director may become subject, under the Securities Act of 1933, the Securities Exchange Act of 1934, any state Blue Sky or securities laws, domestic or foreign or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise in connection with this Registration Statement or any amendments (including, without limitation, post-effective amendments) or supplements thereto and any Prospectus included therein, or other agreements thereunder and (ii) reimburse each such director and officer for any legal or other expenses reasonably incurred by him or her in connection with investigating or defending any such action or claim.

ITEM 16.  EXHIBITS

  1     Form of Underwriting Agreement (incorporated by reference to
        Exhibit 1 to the Company's Registration Statement on Form
        S-3 (No. 333-77569)).
  4(a)  Indenture, dated as of April 1, 1991, between Merck & Co.,
        Inc. and Morgan Guaranty Trust Company of New York, as
        Trustee (incorporated by reference to Exhibit 4 to the
        Company's Registration Statement on Form S-3 (No.
        33-39349)).
  4(b)  First Supplemental Indenture between Merck and First Trust of New York, National Association, as Trustee (incorporated by reference to Exhibit 4(b) to the Company's Registration
        Statement on Form S-3 (No. 333-36383)).
  5     Opinion and consent of Kenneth C. Frazier, Esq.
 12     Computation of Ratios of Earnings to Fixed Charges
        (incorporated by reference to Exhibit 12 to Merck's
        Quarterly Report on Form 10-Q for the three months ended
        June 30, 2001 (File No. 1-03305)).
 23(a)  Consent of Arthur Andersen LLP.
 23(b)  Consent of counsel (included as part of Exhibit 5).
 24     Power of Attorney (included in the signature page hereto).
 25     Form T-1 Statement of Eligibility under the Trust Indenture
        Act of 1939, as amended, of U.S. Bank Trust National
        Association.

ITEM 17.  UNDERTAKINGS

     1.  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Whitehouse Station, State of New Jersey, on the 31st day of October, 2001.

                                          By:     /s/ CELIA A. COLBERT
                                            ------------------------------------
                                                      Celia A. Colbert
                                                Vice President, Secretary &
                                                 Assistant General Counsel

     Each person whose signature appears below constitutes and appoints Celia A. Colbert and Kenneth C. Frazier, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                        SIGNATURE                                TITLE                       DATE
                        ---------                                -----                       ----

             /s/ RAYMOND V. GILMARTIN                    Chairman of the Board,       September 25, 2001
 ------------------------------------------------      President, Chief Executive
              (Raymond V. Gilmartin)                      Officer and Director
                                                     (principal executive officer)


                /s/ JUDY C. LEWENT                    Executive Vice President and    September 25, 2001
 ------------------------------------------------       Chief Financial Officer
                 (Judy C. Lewent)                    (principal financial officer)


          /s/ RICHARD C. HENRIQUES, JR.                Vice President, Controller     September 25, 2001
 ------------------------------------------------    (principal accounting officer)
           (Richard C. Henriques, Jr.)


             /s/ LAWRENCE A. BOSSIDY                            Director              September 25, 2001
 ------------------------------------------------
              (Lawrence A. Bossidy)


               /s/ WILLIAM G. BOWEN                             Director              September 25, 2001
 ------------------------------------------------
                (William G. Bowen)


                                                                Director
 ------------------------------------------------
               (Johnnetta B. Cole)


                                                                Director
 ------------------------------------------------
                (Niall FitzGerald)

                        SIGNATURE                                TITLE                       DATE
                        ---------                                -----                       ----


           /s/ WILLIAM B. HARRISON, JR.                         Director              September 25, 2001
 ------------------------------------------------
            (William B. Harrison, Jr.)


              /s/ WILLIAM N. KELLEY                             Director              September 25, 2001
 ------------------------------------------------
               (William N. Kelley)


               /s/ HEIDI G. MILLER                              Director              September 25, 2001
 ------------------------------------------------
                (Heidi G. Miller)


              /s/ EDWARD M. SCOLNICK                            Director              September 25, 2001
 ------------------------------------------------
               (Edward M. Scolnick)


               /s/ THOMAS E. SHENK                              Director              September 25, 2001
 ------------------------------------------------
                (Thomas E. Shenk)


               /s/ ANNE M. TATLOCK                              Director              September 25, 2001
 ------------------------------------------------
                (Anne M. Tatlock)


               /s/ SAMUEL O. THIER                              Director              September 25, 2001
 ------------------------------------------------
                (Samuel O. Thier)

                                 EXHIBIT INDEX

  5     Opinion and consent of Kenneth C. Frazier, Esq.
 23(a)  Consent of Arthur Andersen LLP.
 23(b)  Consent of counsel (included as part of Exhibit 5).
 24     Power of Attorney (included in the signature page hereto).
 25     Form T-1 Statement of Eligibility under the Trust Indenture
        Act of 1939, as amended, of U.S. Bank Trust National
        Association.